Exhibit 4.12
EXECUTION COPY
     AMENDMENT NO. 2 dated as of May 28, 2009 (this “Amendment”), to the Credit Agreement dated as of February 7, 2007, as amended by Amendment No. 1 dated as of December 12, 2008 (as so amended, the “Credit Agreement”), among COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE-VERITAS (formerly known as Compagnie Générale De Géophysique), a société anonyme incorporated under the laws of France (registration number 969 202 241 RCS Paris) (the “Borrower”), the Lenders (as defined in Article I of the Credit Agreement), NATIXIS, as facility agent (in such capacity, the “Facility Agent”) for the Lenders, and CREDIT SUISSE, as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.
     A. Pursuant to the Credit Agreement, the Lenders have extended, and have agreed to extend, credit to the Borrower.
     B. The Borrower and the Lenders have agreed to amend the Credit Agreement as set forth herein.
     C. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.
     Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:
     SECTION 1. Amendments. (a) The definition of the term “Applicable Percentage” set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting the table set forth therein and substituting therefor the following table:

Corporate Ratings of the Borrower	Margin
Category 3	2.50%
BB+ or better by S&P and Ba1 or better by Moody’s
Category 2	2.75%
BB by S&P and Ba2 by Moody’s, or BB+ or better by S&P and Ba2 by Moody’s, or BB by S&P and Ba1 or better by Moody’s
Category 1	3.00%
Other Ratings
     (b) The definition of the term “Capital Expenditures” set forth in Section 1.01 of the Credit Agreement is hereby amended by inserting after the word “investments” set forth therein the parenthetical “(other than investments of up to €75,000,000 in the aggregate made in connection with the Massy Sale and Leaseback)”.
     (c) The definition of the term “Permitted Acquisition” set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting the word “or” at the end of clause (h) thereof and inserting at the end of clause (i) thereof the phrase “or (j) the receipt of equity, joint venture interests or other consideration pursuant to clause (d) of the definition of “Permitted Disposal”.

     (d) Clause (d) of the definition of the term “Permitted Disposal” set forth in Section 1.01 of the Credit Agreement is hereby amended by replacing the words “one 2D seismic vessel and/or one 3D seismic vessel” set forth therein with the words “up to four seismic vessels, of which no more than three can be 3D seismic vessels”.
     (e) The definition of the term “Permitted Financial Indebtedness” set forth in Section 1.01 of the Credit Agreement is hereby amended by (i) deleting in clause (q) thereof the word “subordinated”, (ii) inserting in clause (q) thereof after the words “provided that” the number “(i)”, (iii) deleting in clause (q)(A) thereof the number 1.75 and inserting in its place the number 2.00 and (iv) deleting in clause (q)(ii)(z) thereof the words “subordination and”.
     (f) Section 6.02(a) of the Credit Agreement is hereby amended and restated to read as follows:
     (a) The ratio of (i) EBITDA to (ii) Total Interest Costs for each Relevant Period specified in Column 1 below shall not be less than the ratio set out in Column 2 below opposite such Relevant Period.

Column 1
Any Relevant Period expiring in the	Column 2
rolling 12 month period ending	Ratio
June 30, 2009	4.00:1.00
September 30, 2009	4.00:1.00
December 31, 2009	4.00:1.00
March 31, 2010	4.00:1.00
June 30, 2010	4.00:1.00
September 30, 2010	4.00:1.00
December 31, 2010	4.00:1.00
March 31, 2011	4.00:1.00
June 30, 2011	4.00:1.00
September 30, 2011	4.00:1.00
December 31, 2011	4.00:1.00
     (g) Section 6.02(b) of the Credit Agreement is hereby amended by deleting the table set forth therein and substituting therefor the following table:

Column 1
Any Relevant Period expiring in the rolling 12	Column 2
month period ending	Ratio
June 30, 2009	2.25:1.00
September 30, 2009	2.25:1.00
December 31, 2009	2.25:1.00
March 31, 2010	2.25:1.00
June 30, 2010	2.25:1.00
September 30, 2010	2.25:1.00
December 31, 2010	2.25:1.00
March 31, 2011	2.00:1.00
June 30, 2011	2.00:1.00
September 30, 2011	2.00:1.00
December 31, 2011	2.00:1.00

     (h) Section 6.02 is hereby further amended inserting the following new clause (c) immediately following clause (b) thereof and redesignating the existing clause (c) as clause (d):
     (c) The aggregate amount of Capital Expenditures made by the Group in any fiscal year shall not exceed the greater of (i) $750,000,000 and (ii) 50% of EBITDA for such fiscal year.
     For the avoidance of doubt, the amendments set forth in paragraphs (f), (g) and (h) of this Section shall not affect the computations as to compliance with Section 6.02 to be set forth in the Compliance Certificate to be delivered pursuant to Section 5.02 with respect to the Relevant Period expiring in the rolling 12 month period ending March 31, 2009.
     SECTION 2. Amendment Fee. In consideration of the agreements of the Lenders contained in this Amendment, the Borrower agrees to pay to each Lender that executes this Amendment at or prior to 12:00 (noon) New York City time, on May 28, 2009, through the Facility Agent, an amendment fee (the “Amendment Fee”) in an amount equal to 0.50% of the sum of the aggregate principal amount outstanding of such Lender’s Revolving Credit Commitments (whether used or unused) as of such date. The Amendment Fee shall be payable in immediately available funds on, and subject to the occurrence of, the Amendment Effective Date.
     SECTION 3. Representations and Warranties. To induce the other parties hereto to enter into this Amendment, the Borrower represents and warrants to each of the Lenders, the Facility Agent and the Collateral Agent that, after giving effect to this Amendment, (a) the representations and warranties set forth in Article III of the Credit Agreement are true and correct in all material respects on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date and (b) no Default or Event of Default has occurred and is continuing.
     SECTION 4. Effectiveness. This Amendment shall become effective as of the date set forth above (the “Amendment Effective Date”) on the date on which the following conditions shall be satisfied: (a) the Facility Agent shall have received execution copies of this Amendment that bear the signatures of the Borrower and the Majority Lenders, (b) the Facility Agent shall have received the Amendment Fee on behalf of the Lenders specified in Section 2 above and (c) the Facility Agent shall have received an executed copy of Amendment No. 2 and Agreement to the U.S. First Lien Credit Agreement, dated as of January 12, 2007, as amended by Amendment No. 1 and Agreement, dated as of December 12, 2008, among CGGVeritas Services Holding (U.S.), Inc. (formerly known as Volnay Acquisition Co. I), Compagnie Générale De Géophysique-Veritas (formerly known as Compagnie Générale De Géophysique), the lenders (as defined in Article I of the U.S. First Lien Credit Agreement), and Credit Suisse, as administrative agent and collateral agent for the Lenders.

     SECTION 5. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders, the Facility Agent or the Collateral Agent, under the Credit Agreement or any other Finance Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Finance Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any party to the Credit Agreement to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Finance Document in similar or different circumstances. This Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein. After the date hereof, any reference to the Credit Agreement shall mean the Credit Agreement as modified hereby. This Amendment shall constitute a “Finance Document” for all purposes of the Credit Agreement and the other Finance Documents.
     SECTION 6. Applicable Law. This Amendment is governed by French law. The Tribunal de Commerce de Paris has exclusive jurisdiction to settle any dispute arising out of or in connection with this Amendment (including a dispute regarding the existence, validity or termination of this Amendment) (a “Dispute”). This Section is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
     SECTION 7. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
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EXECUTION COPY
     This amendment has been entered into on the date stated at the beginning of this Amendment.
Compagnie Générale de Géophysique—Véritas, as Borrower

By:	/s/ Stephane-Paul Frydman
Name: Stephane-Paul Frydman
Title: Chief Financial Officer

	Commit		Commit
	-ment		-ment
LENDERS	(%)	LENDERS	(%)

Natixis	22,5	BNP Paribas	22,5

/s/ Angeline Péré		/s/ Angeline Péré

Angeline Péré		Angeline Péré

/s/ J. Lemmonier		/s/ J. Lemmonier

J. Lemmonier		J. Lemmonier

Société Générale	22,5	Crédit Mutuel-CIC (acting through Crédit Industriel et Commercial)	12,5

/s/ Angeline Péré		/s/ Angeline Péré

Angeline Péré		Angeline Péré

/s/ J. Lemmonier		/s/ J. Lemmonier

J. Lemmonier		J. Lemmonier

Calyon	10	KBC	10

/s/ Angeline Péré		/s/ Angeline Péré

Angeline Péré		Angeline Péré

/s/ J. Lemmonier		/s/ J. Lemmonier

J. Lemmonier		J. Lemmonier